Exhibit 99.1

FS Bancorp, Inc. Reports Net Income for the Third Quarter of $8.5 Million or $1.08 Per Diluted Share and the Thirty-Ninth Consecutive Quarterly Dividend

MOUNTLAKE TERRACE, WA – October 26, 2022 – FS Bancorp, Inc. (NASDAQ: FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2022 third quarter net income of $8.5 million, or $1.08 per diluted share, compared to $8.3 million, or $0.98 per diluted share for the same quarter last year.  For the nine months ended September 30, 2022, net income was $22.0 million, or $2.73 per diluted share, compared to net income of $28.8 million, or $3.31 per diluted share, for the comparable nine-month period in 2021.

“Continued loan growth in the third quarter was a result of disciplined credit culture and a focus on hiring employees that understand 1st Security Bank’s commitment to relationships, risk management, and partnering with customers in our communities,” stated Joe Adams, CEO. “We are also pleased that our Board of Directors approved our thirty-ninth consecutive quarterly cash dividend. The quarterly dividend of $0.20 will be paid on November 23, 2022, to shareholders of record as of November 9, 2022.”

“Organic loan growth was partially funded by loan pool sales during the quarter which supplemented deposit growth,” noted Matthew Mullet, CFO. “Net interest margin expansion was a result of loan growth and assets that have repriced faster than deposit liabilities.”

2022 Third Quarter Highlights

●	Net income was $8.5 million for the third quarter of 2022, compared to $6.7 million in the previous quarter, and $8.3 million for the comparable quarter one year ago;
●	Net interest margin (“NIM”) improved to 4.54%, compared to 4.39% for the previous quarter, and 4.23% for the comparable quarter one year ago;
●	Repurchased 74,073 shares of our common stock during the third quarter at an average price of $30.22 per common share;
●	Loans receivable, net increased $137.9 million, or 7.1%, to $2.08 billion at September 30, 2022, compared to $1.95 billion at June 30, 2022, and increased $405.9 million, or 24.2% from $1.68 billion at September 30, 2021;
●	Consumer loans, of which 86.3% are home improvement loans, increased $33.2 million, or 6.8%, to $518.6 million at September 30, 2022, compared to $485.3 million in the previous quarter and increased $107.5 million, or 26.1% from $411.1 million in the comparable quarter one year ago. During the three months ended September 30, 2022, originations in the consumer portfolio included 80.8% of home improvement loans originated with a Fair Isaac and Company, Incorporated (“FICO”) score above 720 and 87.9% of home improvement loans with a UCC-2 security filing;
●	Segment reporting reflected $9.3 million of net income for the Commercial and Consumer Banking segment and $794,000 of net loss for the Home Lending segment in the third quarter of 2022, compared to $4.5 million and $3.8 million of net income in the third quarter of 2021, respectively; and
●	Capital levels at the Bank were 13.7% for total risk-based capital and 11.5% for Tier 1 leverage capital at September 30, 2022.

Segment Reporting

The Company reports two segments: Commercial and Consumer Banking and Home Lending. The Commercial and Consumer Banking segment provides diversified financial products and services to our commercial and

FS Bancorp Q3 Earnings
October 26, 2022

consumer customers. These products and services include deposit products; residential, consumer, business and commercial real estate lending portfolios and cash management services. This segment is also responsible for the management of the investment portfolio and other assets of the Bank. The Home Lending segment originates one-to-four-family residential mortgage loans primarily for sale in the secondary markets as well as loans held for investment.

The tables below are a summary of segment reporting for the three and nine months ended September 30, 2022 and 2021:

	At or For the Three Months Ended September 30, 2022
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$24,620	$2,907	$27,527
(Provision) benefit for credit losses (2)	(1,811)	93	(1,718)
Noninterest income (3)	3,314	867	4,181
Noninterest expense	(14,471)	(4,867)	(19,338)
Income (loss) before (provision) benefit for income taxes	11,652	(1,000)	10,652
(Provision) benefit for income taxes	(2,400)	206	(2,194)
Net income (loss)	$9,252	$(794)	$8,458
Total average assets for period ended	$2,072,614	$427,368	$2,499,982
Full-time employees ("FTEs")	389	140	529

	At or For the Three Months Ended September 30, 2021
Condensed income statement:	Commercial and Consumer Banking	Home Lending	Total
Net interest income (1)	$20,377	$2,278	$22,655
(Provision) benefit for loan losses (2)	(1,986)	1,986	—
Noninterest income (3)	1,959	6,439	8,398
Noninterest expense	(14,404)	(5,612)	(20,016)
Income before provision for income taxes	5,946	5,091	11,037
Provision for income taxes	(1,462)	(1,244)	(2,706)
Net income	$4,484	$3,847	$8,331
Total average assets for period ended	$1,799,890	$417,763	$2,217,653
FTEs	373	154	527

	At or For the Nine Months Ended September 30, 2022
	Commercial
	and Consumer
Condensed income statement:	Banking	Home Lending	Total
Net interest income (1)	$66,983	$7,995	$74,978
Provision for loan losses (2)	(3,727)	(905)	(4,632)
Noninterest income (3)	7,944	6,468	14,412
Noninterest expense	(42,878)	(14,456)	(57,334)
Income (loss) before provision for income taxes	28,322	(898)	27,424
(Provision) benefit for income taxes	(5,583)	186	(5,397)
Net income (loss)	$22,739	$(712)	$22,027
Total average assets for period ended	$1,972,376	$403,990	$2,376,366
FTEs	389	140	529

FS Bancorp Q3 Earnings
October 26, 2022

	At or For the Nine Months Ended September 30, 2021
	Commercial
	and Consumer
Condensed income statement:	Banking	Home Lending	Total
Net interest income (1)	$57,829	$6,146	$63,975
(Provision) benefit for loan losses (2)	(3,045)	1,545	(1,500)
Noninterest income (3)	6,546	23,072	29,618
Noninterest expense	(41,151)	(14,132)	(55,283)
Income before provision for income taxes	20,179	16,631	36,810
Provision for income taxes	(4,411)	(3,636)	(8,047)
Net income	$15,768	$12,995	$28,763
Total average assets for period ended	$1,771,216	$402,693	$2,173,909
FTEs	373	154	527

________________________

(1)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to the other segment. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of assigned liabilities to fund segment assets.
(2)	Provision for credit losses as calculated using the Current Expected Credit Loss (“CECL”) method adopted January 1, 2022, and provision for loan losses as calculated using the previous incurred loss method in 2021. The change in methodology reflects shifts in allocation between segments due to various changes, adjustments to qualitative factors, changes in loan balances, and charge-off and recovery activity.
(3)	Noninterest income includes activity from certain residential mortgage loans that were initially originated for sale and measured at fair value; after origination, the loans were transferred to loans held for investment. Gains and losses from changes in fair value for these loans are reported in earnings as a component of noninterest income. For the three and nine months ended September 30, 2022, the Company recorded net decreases in fair value of $816,000 and $1.8 million, as compared to net decreases in fair value of $19,000 and $55,000 for the three and nine months ended September 30, 2021, respectively. For loans originated as held for sale and transferred into loans held for investment, the fair value is determined based on quoted secondary market prices for similar loans. As of September 30, 2022 and December 31, 2021, there were $14.2 million and $16.1 million, respectively, in residential mortgage loans recorded at fair value as they were previously transferred from held for sale to loans held for investment.

Asset Summary

Total assets increased $252.9 million, or 10.5%, to $2.65 billion at September 30, 2022, compared to $2.40 billion at June 30, 2022, and increased $423.4 million, or 19.0%, from $2.23 billion at September 30, 2021.  The quarter over linked quarter increase in total assets was primarily due to increases in loans receivable, net of $137.9 million, total cash and cash equivalents of $131.1 million, Federal Home Loan Bank (“FHLB”) stock of $7.3 million, and other assets of $3.6 million, partially offset by decreases in securities available-for-sale of $19.9 million and loans held for sale (“HFS”) of $11.5 million. The year over year increase was primarily due to increases in loans receivable, net of $405.9 million, cash and cash equivalents of $131.5 million, other assets of $8.8 million, FHLB stock of $8.7 million, and deferred tax asset, net of $6.3 million, partially offset by decreases in loans HFS of $94.7 million, securities available-for-sale of $40.9 million, and certificates of deposit (“CDs”) at other financial institutions of $6.8 million.

FS Bancorp Q3 Earnings
October 26, 2022

LOAN PORTFOLIO
(Dollars in thousands)	September 30, 2022		June 30, 2022		September 30, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$310,923	14.7%	$299,181	15.2%	$217,568	12.8%
Construction and development	335,177	15.9	304,387	15.4	248,239	14.5
Home equity	53,681	2.6	49,292	2.5	42,554	2.5
One-to-four-family (excludes HFS)	429,196	20.3	390,791	19.8	365,155	21.4
Multi-family	223,712	10.6	204,862	10.4	164,731	9.7
Total real estate loans	1,352,689	64.1	1,248,513	63.3	1,038,247	60.9

CONSUMER LOANS
Indirect home improvement	447,462	21.2	396,459	20.1	321,741	18.9
Marine	68,106	3.2	85,806	4.4	86,086	5.0
Other consumer	2,987	0.2	3,062	0.2	3,267	0.2
Total consumer loans	518,555	24.6	485,327	24.7	411,094	24.1

COMMERCIAL BUSINESS LOANS
Commercial and industrial	211,009	10.0	203,331	10.3	206,483	12.1
Warehouse lending	28,102	1.3	33,868	1.7	49,144	2.9
Total commercial business loans	239,111	11.3	237,199	12.0	255,627	15.0
Total loans receivable, gross	2,110,355	100.0%	1,971,039	100.0%	1,704,968	100.0%

Allowance for credit losses on loans (1)	(26,426)		(24,967)		(26,925)
Total loans receivable, net	$2,083,929		$1,946,072		$1,678,043

__________________________

(1)	Allowance in 2022 reported using the CECL method, all 2021 and prior periods’ allowance are reported in accordance with previous GAAP using the incurred loss method.

Loans receivable, net increased $137.9 million to $2.08 billion at September 30, 2022, from $1.95 billion at June 30, 2022, and increased $405.9 million from $1.68 billion at September 30, 2021. The quarter over linked quarter increase in total real estate loans was $104.2 million, including increases in one-to-four-family loans of $38.4 million, construction and development loans of $30.8 million, multi-family loans of $18.9 million, commercial real estate loans of $11.7 million and home equity loans of $4.4 million. Consumer loans increased $33.2 million, primarily due to an increase of $51.0 million in indirect home improvement loans, partially offset by a decrease of $17.7 million in marine loans, primarily due to the sale of $25.6 million of these loans (servicing released) in the third quarter. Commercial business loans increased $1.9 million, as a result of an increase of $7.7 million in commercial and industrial lending, partially offset by a decrease of $5.8 million in warehouse lending.

Originations of one-to-four-family loans to purchase and to refinance a home for the three months ended September 30, 2022 and June 30, 2022, and for the three and nine months ended September 30, 2022 and 2021 were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended		Quarter	Quarter
	September 30, 2022		June 30, 2022		over Quarter	over Quarter
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$172,639	89.1%	$223,675	86.4%	$(51,036)	(22.8)
Refinance	21,096	10.9	35,074	13.6	(13,978)	(39.9)
Total	$193,735	100.0%	$258,749	100.0%	$(65,014)	(25.1)

FS Bancorp Q3 Earnings
October 26, 2022

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended		Year	Year
	September 30, 2022		September 30, 2021		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$172,639	89.1%	$243,721	64.0%	$(71,082)	(29.2)
Refinance	21,096	10.9	136,803	36.0	(115,707)	(84.6)
Total	$193,735	100.0%	$380,524	100.0%	$(186,789)	(49.1)

(Dollars in thousands)	For the Nine Months Ended		For the Nine Months Ended		Year	Year
	September 30, 2022		September 30, 2021		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$549,259	78.7%	$682,181	56.3%	$(132,922)	(19.5)
Refinance	148,335	21.3	529,705	43.7	(381,370)	(72.0)
Total	$697,594	100.0%	$1,211,886	100.0%	$(514,292)	(42.4)

During the quarter ended September 30, 2022, the Company sold $142.3 million of one-to-four-family loans compared to sales of $196.3 million during the previous quarter, and sales of $319.9 million during the same quarter one year ago. The decrease in purchase and refinance activity compared to the prior quarter reflects the impact of rising market interest rates.

The Company also sold $25.6 million of marine loans and $12.9 million of one-to-four-family portfolio loans during the third quarter with gains on sale of $358,000 and $238,000, respectively, to supplement liquidity.

Gross margins on home loan sales decreased to 2.85% for the quarter ended September 30, 2022, compared to 3.10% in the previous quarter and decreased from 3.61% in the same quarter one year ago. Gross margins are defined as the margin on loans sold (cash sales) without the impact of deferred costs.

Liabilities and Equity Summary

Changes in deposits at the dates indicated are as follows:

(Dollars in thousands)
	September 30, 2022		June 30, 2022
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$555,753	26.7%	$571,942	28.4%	$(16,189)	(2.8)
Interest-bearing checking (1)	147,968	7.1	158,607	7.8	(10,639)	(6.7)
Escrow accounts related to mortgages serviced	25,859	1.2	16,422	0.8	9,437	57.5
Subtotal	729,580	35.0	746,971	37.0	(17,391)	(2.3)
Savings	143,612	6.9	156,313	7.8	(12,701)	(8.1)
Money market (2)	659,861	31.7	680,246	33.7	(20,385)	(3.0)
Subtotal	803,473	38.6	836,559	41.5	(33,086)	(4.0)
Certificates of deposit less than $100,000 (3)	345,227	16.6	262,199	13.0	83,028	31.7
Certificates of deposit of $100,000 through $250,000	133,429	6.4	116,559	5.8	16,870	14.5
Certificates of deposit of $250,000 and over	71,629	3.4	53,812	2.7	17,817	33.1
Subtotal	550,285	26.4	432,570	21.5	117,715	27.2
Total	$2,083,338	100.0%	$2,016,100	100.0%	$67,238	3.3

FS Bancorp Q3 Earnings
October 26, 2022

(Dollars in thousands)
	September 30, 2022		September 30, 2021
Transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking (4)	$555,753	26.7%	$536,952	28.8%	$18,801	3.5
Interest-bearing checking (1)(4)	147,968	7.1	194,281	10.4	(46,313)	(23.8)
Escrow accounts related to mortgages serviced	25,859	1.2	23,515	1.3	2,344	10.0
Subtotal	729,580	35.0	754,748	40.5	(25,168)	(3.3)
Savings	143,612	6.9	191,487	10.3	(47,875)	(25.0)
Money market (2)	659,861	31.7	497,571	26.7	162,290	32.6
Subtotal	803,473	38.6	689,058	37.0	114,415	16.6
Certificates of deposit less than $100,000 (3)	345,227	16.6	231,453	12.4	113,774	49.2
Certificates of deposit of $100,000 through $250,000	133,429	6.4	126,095	6.8	7,334	5.8
Certificates of deposit of $250,000 and over	71,629	3.4	62,296	3.3	9,333	15.0
Subtotal	550,285	26.4	419,844	22.5	130,441	31.1
Total	$2,083,338	100.0%	$1,863,650	100.0%	$219,688	11.8

_______________________

(1)	Includes $1.2 million of brokered deposits at both September 30, 2022 and June 30, 2022, and $60.0 million of brokered deposits at September 30, 2021.
(2)	Includes $66.8 million, $78.8 million, and $5.0 million of brokered deposits at September 30, 2022, June 30, 2022, and September 30, 2021, respectively.
(3)	Includes $256.6 million, $180.3 million, and $135.5 million of brokered deposits at September 30, 2022, June 30, 2022, and September 30, 2021, respectively.
(4)	Prior presentation of interest-bearing checking balances was revised due to the misclassification of certain checking products in previous periods. As a result of the misclassification, interest-bearing checking balances of $113.9 million as of September 30, 2021, were reclassified to noninterest-bearing checking for comparative purposes. Balances as of the dates and average values included herein have been updated to reflect the reclassification.

At September 30, 2022, nonretail CDs, which include brokered CDs, online CDs, and public funds CDs, increased $76.6 million to $284.4 million, compared to $207.8 million at June 30, 2022, due to an increase of $76.3 million in brokered CDs. The year over year increase in nonretail CDs of $131.8 million from $152.6 million at September 30, 2021, was primarily the result of a $121.0 million increase in brokered CDs.

At September 30, 2022, borrowings comprised of FHLB advances increased $182.8 million, or 234.3%, to $260.8 million from $78.0 million at June 30, 2022, and increased $218.3 million, or 513.3% from $42.5 million at September 30, 2021.

Total stockholders’ equity decreased $2.1 million, to $220.5 million at September 30, 2022, from $222.6 million at June 30, 2022, and decreased $19.9 million, from $240.5 million at September 30, 2021. The decrease in stockholders’ equity during the current quarter reflects net income of $8.5 million, partially offset by share repurchases totaling $2.2 million, and dividends paid of $1.5 million. In addition, stockholders’ equity was adversely impacted by increased unrealized losses in securities available-for-sale of $11.4 million, net of tax, reflecting increases in market interest rates during the quarter, partially offset by unrealized gains on fair value and cash flow hedges of $3.8 million, net of tax, resulting in a net $7.6 million increase in accumulated other comprehensive loss, net of tax. The Company repurchased 74,073 shares of its common stock at an average price of $30.22 per share. Book value per common share was $29.07 at September 30, 2022, compared to $29.27 at June 30, 2022, and $29.78 at September 30, 2021.

The Bank is well capitalized under the minimum capital requirements established by the Federal Deposit Insurance Corporation (“FDIC”) with a total risk-based capital ratio of 13.7%, a Tier 1 leverage capital ratio of 11.5%, and a common equity Tier 1 (“CET1”) capital ratio of 12.5% at September 30, 2022.

The Company exceeded all regulatory capital requirements with a total risk-based capital ratio of 14.0%, a Tier 1 leverage capital ratio of 9.8%, and a CET1 ratio of 10.6% at September 30, 2022.

FS Bancorp Q3 Earnings
October 26, 2022

Credit Quality

The allowance for credit losses on loans (“ACLL”) at September 30, 2022, increased to $26.4 million, or 1.25% of gross loans receivable, excluding loans HFS, compared to $25.0 million, or 1.27% of gross loans receivable, excluding loans HFS at June 30, 2022, and decreased from $26.9 million, or 1.58% of gross loans receivable, excluding loans HFS, at September 30, 2021. The quarter over quarter increase of $1.4 million in the ACLL was primarily due to the increase in loans and increased reserves on individually evaluated nonaccrual commercial business loans. The year over year decrease in the ACLL was primarily due to the one-time cumulative-effect adjustment of $2.9 million as of the CECL adoption date of January 1, 2022, partially offset by an increase of $2.4 million in the ACLL due to the growth in loans. The allowance for credit losses on unfunded loan commitments decreased $305,000 to $3.1 million at September 30, 2022, compared to $3.4 million at June 30, 2022, and increased $2.6 million from $496,000 at September 30, 2021. The year over year increase was primarily due to the one-time cumulative-effect adjustment of $2.4 million as of the CECL adoption date and increases in unfunded loan commitments.

Nonperforming loans increased $1.6 million to $8.2 million at September 30, 2022, from $6.7 million at June 30, 2022, and increased $2.3 million from $5.9 million at September 30, 2021. The increase in nonperforming loans quarter over linked quarter and year over year was primarily due to an increase in nonperforming commercial business loans.

Loans classified as substandard increased $6.0 million to $16.6 million at September 30, 2022, compared to $10.6 million at June 30, 2022, and decreased $900,000 from $17.5 million at September 30, 2021. The quarter over linked quarter increase in substandard loans was attributable to increases of $3.6 million in commercial real estate loans and $2.3 million in commercial and industrial loans. The year over year decrease in substandard loans was primarily due to decreases of $1.8 million in commercial and industrial loans and $1.5 million in one-to-four-family loans, partially offset by an increase of $2.6 million in commercial real estate loans. There was one other real estate owned (“OREO”) property in the amount of $145,000 at September 30, 2022, and at June 30, 2022, compared to none at September 30, 2021.

At September 30, 2022, the Company had two commercial business loans totaling $3.8 million classified as troubled debt restructured (“TDRs”) loans, compared to none at June 30, 2022 and at September 30, 2021. These TDRs were nonaccrual loans at September 30, 2022 and December 31, 2021.

Operating Results

Net interest income increased $4.9 million, to $27.5 million for the three months ended September 30, 2022, from $22.7 million for the three months ended September 30, 2021. This comparable quarter over quarter increase was primarily the result of an improved mix of loans versus other interest-bearing assets and increased balances in higher yielding loans. Interest income increased $6.3 million, primarily due to an increase of $6.0 million in interest income on loans receivable, including fees, impacted primarily by loan growth. Interest expense increased $1.4 million, primarily as a result of higher market interest rates and increased borrowings.

For the nine months ended September 30, 2022, net interest income increased by $11.0 million, to $75.0 million, from $64.0 million for the nine months ended September 30, 2021 for the same reasons as for the three-month comparison described above, with an increase in interest income of $11.3 million and a slight increase in interest expense of $284,000.

FS Bancorp Q3 Earnings
October 26, 2022

NIM increased 31 basis points to 4.54% for the three months ended September 30, 2022, from 4.23% for the same period in the prior year, and increased 28 basis points to 4.39% for the nine months ended September 30, 2022, from 4.11% for the nine months ended September 30, 2021. The increase in NIM between both the three and nine months ended September 30, 2022 and 2021, respectively, reflects new loan originations at higher market interest rates, variable rate interest-earning assets repricing higher following recent increases in market interest rates, and an improved asset mix of higher yielding assets as low yielding excess cash funded higher yielding loans.

The average total cost of funds, including noninterest-bearing checking, increased 20 basis points to 0.68% for the three months ended September 30, 2022, from 0.48% for the three months ended September 30, 2021. This increase was predominantly due to the rise in cost for market rate deposits and an increase in higher cost borrowings. The average cost of funds decreased three basis points to 0.50% for the nine months ended September 30, 2022, from 0.53% for the nine months ended September 30, 2021, partially due to runoff of higher cost retail CDs during the prior period, resulting in less interest expense this period. Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

For the three and nine months ended September 30, 2022, the provision for credit losses on loans was $2.0 million and $4.5 million, respectively, compared to none and $1.5 million for the three and nine months ended September 30, 2021, respectively, as calculated under the prior incurred loss methodology. The provision for credit losses on loans reflects the increase in total loans receivable and increased reserves on individually evaluated nonaccrual commercial business loans.

For the three and nine months ended September 30, 2022, the (benefit) provision for credit losses on unfunded commitments was ($305,000) and $180,000, respectively, compared to provisions of $159,000 and $614,000, for the three and nine months ended September 30, 2021, respectively.

During the three months ended September 30, 2022, net charge-offs totaled $563,000, compared to $309,000 for the same period last year. The increase in net charge-offs was primarily due to a net charge-off increase of $373,000 in other consumer loans (which includes deposit overdraft net charge-offs of $396,000), partially offset by reductions in charge-offs of $99,000 in indirect home improvement loans and $19,000 in marine loans. Net charge-offs totaled $843,000 during the nine months ended September 30, 2022, compared to $747,000 during the nine months ended September 30, 2021. This increase was primarily due to a net charge-off increase of $325,000 in other consumer loans (which includes an increase in deposit overdraft net charge-offs of $333,000), partially offset by reductions in net charge-offs of $187,000 in indirect home improvement loans, $38,000 in commercial business loans, and $4,000 in marine loans.

Noninterest income decreased $4.2 million, to $4.2 million, for the three months ended September 30, 2022, from $8.4 million for the three months ended September 30, 2021. The decrease from the same period last year primarily reflects a $5.5 million decrease in gain on sale of loans due to a reduction in origination and sales volume of loans HFS and a reduction in gross margins of sold loans, partially offset by increases of $825,000 in other noninterest income primarily from bank owned life insurance (“BOLI”) death benefits and $438,000 in service charges and fee income as a result of less amortization of mortgage servicing rights reflecting increased market interest rates and increased servicing fees from non-portfolio serviced loans. Noninterest income decreased $15.2 million, to $14.4 million, for the nine months ended September 30, 2022, from $29.6 million for the nine months ended September 30, 2021. This decrease was primarily the result of a $17.6 million decrease in gain on sale of loans, partially offset by increases of $1.3 million in service charges and fee income and $1.2 million in other noninterest income due primarily to the same reasons as for the three-month comparison described above.

FS Bancorp Q3 Earnings
October 26, 2022

Noninterest expense decreased $678,000, to $19.3 million for the three months ended September 30, 2022, from $20.0 million for the three months ended September 30, 2021. The decrease in noninterest expense primarily reflects a reduction of $1.4 million in salaries and benefits, primarily due to a reduction in incentive compensation. Noninterest expense increased $2.1 million, to $57.3 million for the nine months ended September 30, 2022, from $55.3 million for the nine months ended September 30, 2021. The increase as compared to the same period last year was primarily due to a reduction in the recovery of servicing rights to $1,000 from $2.1 million, along with increases of $544,000 in data processing, $313,000 in FDIC insurance, $233,000 in occupancy, and $223,000 in marketing and advertising, partially offset by a decrease of $1.2 million in salaries and benefits, primarily due to a reduction in incentive compensation and employee stock option plan expense.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Western Washington through its 21 Bank branches, one headquarters office that produces loans and accepts deposits, and loan production offices in various suburban communities in the greater Puget Sound area, the Tri-Cities, and in Vancouver, Washington. The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound, Tri-Cities, and Vancouver home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: potential adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels; labor shortages, the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war, including Russia’s invasion of Ukraine, as well as increasing oil prices and supply chain disruptions, and any governmental or societal response to the COVID-19 pandemic, including the possibility of new COVID-19 variants, increased competitive pressures, changes in the interest rate environment, adverse changes in the securities markets, the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; challenges arising from expanding into new geographic markets, products, or services; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; legislative and regulatory changes, including as a result of the COVID-19 pandemic; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and

FS Bancorp Q3 Earnings
October 26, 2022

assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company’s actual results for 2022 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

FS Bancorp Q3 Earnings
October 26, 2022

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

				Linked	Year
	September 30,	June 30,	September 30,	Quarter	Over Year
	2022	2022	2021	% Change	% Change
ASSETS
Cash and due from banks	$11,541	$12,708	$11,426	(9)	1
Interest-bearing deposits at other financial institutions	148,256	15,951	16,906	829	777
Total cash and cash equivalents	159,797	28,659	28,332	458	464
Certificates of deposit at other financial institutions	4,960	4,960	11,782	—	(58)
Securities available-for-sale, at fair value	227,942	247,832	268,802	(8)	(15)
Securities held-to-maturity, net	8,469	8,469	7,500	—	13
Loans held for sale, at fair value	23,447	34,989	118,106	(33)	(80)
Loans receivable, net	2,083,929	1,946,072	1,678,043	7	24
Accrued interest receivable	10,407	8,553	7,797	22	33
Premises and equipment, net	25,438	25,740	27,243	(1)	(7)
Operating lease right-of-use	6,607	4,850	4,875	36	36
Federal Home Loan Bank (“FHLB”) stock, at cost	13,591	6,295	4,871	116	179
Other real estate owned (“OREO”)	145	145	—	—	—
Deferred tax asset, net	6,571	4,709	303	40	2,069
Bank owned life insurance (“BOLI”), net	36,578	37,106	36,873	(1)	(1)
Servicing rights, held at the lower of cost or fair value	18,470	18,516	16,497	—	12
Goodwill	2,312	2,312	2,312	—	—
Core deposit intangible, net	3,542	3,715	4,220	(5)	(16)
Other assets	19,933	16,317	11,138	22	79
TOTAL ASSETS	$2,652,138	$2,399,239	$2,228,694	11	19
LIABILITIES
Deposits:
Noninterest-bearing accounts	$581,612	$588,364	$560,467	(1)	4
Interest-bearing accounts	1,501,726	1,427,736	1,303,183	5	15
Total deposits	2,083,338	2,016,100	1,863,650	3	12
Borrowings	260,828	78,028	42,528	234	513
Subordinated notes:
Principal amount	50,000	50,000	50,000	—	—
Unamortized debt issuance costs	(556)	(573)	(623)	(3)	(11)
Total subordinated notes less unamortized debt issuance costs	49,444	49,427	49,377	—	—
Operating lease liability	6,836	5,081	5,097	35	34
Other liabilities	31,145	27,962	27,589	11	13
Total liabilities	2,431,591	2,176,598	1,988,241	12	22
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 7,704,373 shares issued and outstanding at September 30, 2022, 7,726,232 at June 30, 2022, and 8,208,045 at September 30, 2021	77	77	82	—	(6)
Additional paid-in capital	53,769	55,129	68,481	(2)	(21)
Retained earnings	195,986	189,075	171,786	4	14
Accumulated other comprehensive (loss) income, net of tax	(29,285)	(21,640)	198	35	(14,890)
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	—	—	(94)	—	(100)
Total stockholders’ equity	220,547	222,641	240,453	(1)	(8)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,652,138	$2,399,239	$2,228,694	11	19

FS Bancorp Q3 Earnings
October 26, 2022

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Qtr	Year
	September 30,	June 30,	September 30,	Over Qtr	Over Year
	2022	2022	2021	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$29,563	$25,275	$23,520	17	26
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	1,741	1,670	1,487	4	17
Total interest and dividend income	31,304	26,945	25,007	16	25
INTEREST EXPENSE
Deposits	2,596	1,557	1,629	67	59
Borrowings	696	174	227	300	207
Subordinated notes	485	485	496	—	(2)
Total interest expense	3,777	2,216	2,352	70	61
NET INTEREST INCOME	27,527	24,729	22,655	11	22
PROVISION FOR CREDIT LOSSES	1,718	1,871	—	(8)	—
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	25,809	22,858	22,655	13	14
NONINTEREST INCOME
Service charges and fee income	1,511	1,762	1,073	(14)	41
Gain on sale of loans	1,402	2,066	6,885	(32)	(80)
Earnings on cash surrender value of BOLI	221	216	218	2	1
Other noninterest income	1,047	311	222	237	372
Total noninterest income	4,181	4,355	8,398	(4)	(50)
NONINTEREST EXPENSE
Salaries and benefits	11,402	11,736	12,790	(3)	(11)
Operations	2,812	2,365	2,628	19	7
Occupancy	1,344	1,258	1,227	7	10
Data processing	1,548	1,455	1,309	6	18
Loan costs	746	751	842	(1)	(11)
Professional and board fees	631	763	757	(17)	(17)
Federal Deposit Insurance Corporation (“FDIC”) insurance	462	185	120	150	285
Marketing and advertising	220	244	177	(10)	24
Amortization of core deposit intangible	173	172	177	1	(2)
(Recovery) impairment of servicing rights	—	—	(11)	—	NM
Total noninterest expense	19,338	18,929	20,016	2	(3)
INCOME BEFORE PROVISION FOR INCOME TAXES	10,652	8,284	11,037	29	(3)
PROVISION FOR INCOME TAXES	2,194	1,585	2,706	38	(19)
NET INCOME	$8,458	$6,699	$8,331	26	2
Basic earnings per share (1)	$1.09	$0.84	$1.01	30	8
Diluted earnings per share (1)	$1.08	$0.83	$0.98	30	10

FS Bancorp Q3 Earnings
October 26, 2022

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Nine Months Ended		Year
	September 30,	September 30,	Over Year
	2022	2021	% Change
INTEREST INCOME
Loans receivable, including fees	$77,885	$67,538	15
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	4,990	4,050	23
Total interest and dividend income	82,875	71,588	16
INTEREST EXPENSE
Deposits	5,438	5,481	(1)
Borrowings	1,003	895	12
Subordinated note	1,456	1,237	18
Total interest expense	7,897	7,613	4
NET INTEREST INCOME	74,978	63,975	17
PROVISION FOR CREDIT LOSSES	4,632	1,500	209
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	70,346	62,475	13
NONINTEREST INCOME
Service charges and fee income	4,286	3,026	42
Gain on sale of loans	7,325	24,962	(71)
Earnings on cash surrender value of BOLI	654	647	1
Other noninterest income	2,147	983	118
Total noninterest income	14,412	29,618	(51)
NONINTEREST EXPENSE
Salaries and benefits	35,110	36,331	(3)
Operations	7,656	7,760	(1)
Occupancy	3,825	3,592	6
Data processing	4,363	3,819	14
Loss on sale of OREO	—	9	NM
Loan costs	2,020	2,013	—
Professional and board fees	2,387	2,365	1
FDIC insurance	804	491	64
Marketing and advertising	652	429	52
Amortization of core deposit intangible	518	531	(2)
Recovery of servicing rights	(1)	(2,057)	(100)
Total noninterest expense	57,334	55,283	4
INCOME BEFORE PROVISION FOR INCOME TAXES	27,424	36,810	(25)
PROVISION FOR INCOME TAXES	5,397	8,047	(33)
NET INCOME	$22,027	$28,763	(23)
Basic earnings per share (1)	$2.77	$3.43	(19)
Diluted earnings per share (1)	$2.73	$3.31	(18)

____________________________

(1)	Prior presentation of earnings per share was revised due to the improper inclusion of certain unvested shares in the denominator of basic and diluted earnings per share. As a result of the inclusion, earnings per share was understated for the three and nine months ended September 30, 2021. Basic earnings per share for those periods was updated to $1.01 and $3.43, respectively, from $0.99 and $3.38 as previously reported. Diluted earnings per share was updated to $0.98 and $3.31, respectively, from $0.97 and $3.30 as previously reported.

FS Bancorp Q3 Earnings
October 26, 2022

KEY FINANCIAL RATIOS AND DATA (Unaudited)
	At or For the Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.34%	1.14%	1.49%
Return on equity (ratio of net income to average equity) (1)	13.31	10.72	13.82
Yield on average interest-earning assets (1)	5.16	4.78	4.67
Average total cost of funds (1)	0.68	0.43	0.48
Interest rate spread information – average during period	4.48	4.35	4.19
Net interest margin (1)	4.54	4.39	4.23
Operating expense to average total assets (1)	3.07	3.22	3.58
Average interest-earning assets to average interest-bearing liabilities (1)	147.92	152.68	151.92
Efficiency ratio (2)	60.99	65.08	64.46

	At or For the Nine Months Ended
	September 30,	September 30,
	2022	2021
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.24%	1.77%
Return on equity (ratio of net income to average equity) (1)	11.71	16.33
Yield on average interest-earning assets (1)	4.86	4.59
Average total cost of funds (1)	0.50	0.53
Interest rate spread information – average during period	4.36	4.06
Net interest margin (1)	4.39	4.11
Operating expense to average total assets (1)	3.23	3.40
Average interest-earning assets to average interest-bearing liabilities (1)	151.52	143.81
Efficiency ratio (2)	64.14	59.07

	September 30,	June 30,	September 30,
	2022	2022	2021
ASSET QUALITY RATIOS AND DATA:
Nonperforming assets to total assets at end of period (3)	0.32%	0.28%	0.27%
Nonperforming loans to total gross loans (4)	0.39	0.34	0.35
Allowance for credit losses - loans to nonperforming loans (4)	315.35	374.82	453.59
Allowance for credit losses - loans to gross loans receivable, excluding HFS loans	1.25	1.27	1.58

	At or For the Three Months Ended
	September 30,		June 30,		September 30,
	2022		2022		2021
PER COMMON SHARE DATA:
Basic earnings per share	$1.09		$0.84		$1.01
Diluted earnings per share	$1.08		$0.83		$0.98
Weighted average basic shares outstanding	7,605,360		7,776,939		8,129,524
Weighted average diluted shares outstanding	7,707,762		7,896,210		8,370,074
Common shares outstanding at end of period	7,585,843	(5)	7,605,740	(6)	8,073,412	(7)
Book value per share using common shares outstanding	$29.07		$29.27		$29.78
Tangible book value per share using common shares outstanding (8)	$28.30		$28.48		$28.97

____________________________

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Nonperforming assets consist of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.

FS Bancorp Q3 Earnings
October 26, 2022

(4)	Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.
(5)	Common shares were calculated using shares outstanding of 7,704,373 at September 30, 2022, less 118,530 unvested restricted stock shares.
(6)	Common shares were calculated using shares outstanding of 7,726,232 at June 30, 2022, less 120,492 unvested restricted stock shares.
(7)	Common shares were calculated using shares outstanding of 8,208,045 at September 30, 2021, less 121,672 unvested restricted stock shares, and 12,961 unallocated ESOP shares.
(8)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also, “Non-GAAP Financial Measures” below.

(Dollars in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		QTR Over QTR	Year Over Year
Average Balances	2022	2021	2022	2021	$ Change	$ Change
Assets
Loans receivable (1)	$2,083,561	$1,776,424	$1,953,305	$1,745,616	$307,137	$207,689
Securities available-for-sale, at fair value	277,006	248,179	279,395	216,122	28,827	63,273
Securities held-to-maturity	8,500	7,500	7,943	7,500	1,000	443
Interest-bearing deposits and certificates of deposit at other financial institutions	29,080	87,440	34,705	108,536	(58,360)	(73,831)
FHLB stock, at cost	7,924	4,973	5,716	5,783	2,951	(67)
Total interest-earning assets	2,406,071	2,124,516	2,281,064	2,083,557	281,555	197,507
Noninterest-earning assets	93,911	93,137	95,302	90,352	774	4,950
Total assets	$2,499,982	$2,217,653	$2,376,366	$2,173,909	$282,329	$202,457
Liabilities and stockholders’ equity
Interest-bearing accounts	$1,458,047	$1,306,546	$1,391,181	$1,335,012	$151,501	$56,169
Borrowings	119,150	42,528	64,855	71,452	76,622	(6,597)
Subordinated notes	49,434	49,367	49,417	42,399	67	7,018
Total interest-bearing liabilities	1,626,631	1,398,441	1,505,453	1,448,863	228,190	56,590
Noninterest-bearing accounts	588,492	550,884	588,172	461,399	37,608	126,773
Other noninterest-bearing liabilities	32,654	29,224	31,342	28,093	3,430	3,249
Stockholders’ equity	252,205	239,104	251,399	235,554	13,101	15,845
Total liabilities and stockholders’ equity	$2,499,982	$2,217,653	$2,376,366	$2,173,909	$282,329	$202,457

(1) Includes loans HFS.

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains tangible book value per share, a non-GAAP financial measure. Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this non-GAAP measure is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.

This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied, and is not audited. Further, this non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

FS Bancorp Q3 Earnings
October 26, 2022

Reconciliation of the GAAP book value per share and non-GAAP tangible book value per share is presented below.

	September 30,	June 30,	September 30,
(Dollars in thousands, except share and per share amounts)	2022	2022	2021
Stockholders' equity	$220,547	$222,641	$240,453
Goodwill and core deposit intangible, net	(5,854)	(6,027)	(6,532)
Tangible common stockholders' equity	$214,693	$216,614	$233,921

Common shares outstanding at end of period	7,585,843	7,605,740	8,073,412

Common stockholders' equity (book value) per share (GAAP)	$29.07	$29.27	$29.78
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$28.30	$28.48	$28.97

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer
(425) 771-5299
www.FSBWA.com